Salomon Brothers International Limited ("SBIL")

Attn:  Chandra Shetty
Fax No:  721 2806

Date:  15th January, 1996

Dear Sirs,

                    OTC AMERICAN CALL OPTION

The purpose of this letter agreement (this "Confirmation") is to confirm the terms and conditions of the transaction entered into between us on the Trade Date specified below (the "Swap
Transaction"). This Confirmation constitutes a "Confirmation" as referred to in the ISDA Master Agreement specified below.

The definitions and provisions contained in the 1994 ISDA Equity Option Definitions (as published by the International Swaps and Derivatives Association, Inc.) (the "Equity Option Definitions") are incorporated into this Confirmation. In the event of any inconsistency between the Equity Option Definitions and this Confirmation, this Confirmation will govern.

This Confirmation supplements, forms part of, and is subject to the ISDA Interest Rate and Currency Exchange Agreement between you and us and dated as of 14th July, 1993, as amended and supplemented from time to time (the "Agreement"). All provisions contained in the Agreement govern this Confirmation, except as expressly modified below.

Each party will make each payment specified in this Confirmation as being payable by it, not later than the due date for value on that date in the place of the account specified below, in freely transferable funds and in the manner customary for payments in the required currency. If on any day amounts would otherwise be payable in the same currency by each party to the other, then, on such date, each party's obligations to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

The terms of the Swap Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:                 15th January, 1996

Option Style:               American Option

Option Type:                Call

Seller:                     Nomura Option International plc

Buyer:                      SBIL

Shares:                     Ordinary shares of Carnaud Metalbox

Number of Options:          242,000

Option Entitlement:         One Share per Option

Minimum Number of Options:  200,000

Multiple Exercise:          Applicable

Strike Price:               FRF 225

Premium:                    FRF 354,046 (FRF 1.463 per option)

Premium Payment Date:       18th January, 1996, subject to
                            adjustment in accordance with the
                            Following Business Day Convention.

Seller Business Day:        London

Exchange:                   The Paris Stock Exchange

Related Exchange(s):        MONEP

Clearance System:           To be advised.

Procedure for Exercise:

Expiration Time:            4:00 p.m. (local time in Paris)

Expiration Date:            The earlier of:

                            (i)  29th February, 1996 and
                            (ii) the penultimate day of the
                                 original Crown, Cork and Seal,
                                 Inc. tender offer.

Automatic Exercise:         Applicable

Seller's Telephone Number   Mr. Jeremy Lock, Associate Director,
and Telex and/or Facsimile  Nomura Option International plc,
Number and Contact          Nomura House, 1 St. Martin's-le-Grand,
Details for purpose         London EC1A 4NP
of Giving Notice:           Tel: 0171 320 2119,
                            Fax: 0171 583 6893

Reference Price:            The official closing price per Share
                            on the Exchange on the Expiration
                            Date.

Valuation Date:             The Exercise Date unless there is a
                            Market Disruption Event on that day.
                            If there is a Market Disruption Event
                            on that day, then the Valuation Date
                            shall be the first succeeding
                            Exchange Business Day on which there
                            is no Market Disruption Event, unless
                            there is a Market Disruption Event on
                            each of the five Exchange Business
                            Days immediately following the
                            original date that, but for the
                            Market Disruption Event, would have
                            been the Valuation Date, in which
                            case, (i) that fifth Exchange
                            Business Day shall be deemed to be
                            the Valuation Date, notwithstanding
                            the Market Disruption Event, and (ii)
                            the Calculation Agent shall, in a
                            commercially reasonable manner,
                            determine the Closing Price as of the
                            Valuation Time on the fifth Exchange
                            Business Day.

Market Disruption Event:    The occurrence or existence at any
                            time on the Exercise Date of any
                            suspension of or limitation in
                            trading in the Shares or in listed
                            options on the Shares (by reason of
                            movements in price exceeding limits
                            permitted by the relevant exchange or
                            otherwise), if, in the determination
                            of the Calculation Agent, such
                            suspension or limitation is material.

                            The Calculation Agent shall as soon
                            as reasonably practicable under the
                            circumstances notify the other party
                            of the existence or occurrence of a
                            Market Disruption Event on any day
                            that but for the occurrence of
                            existence of a Market Disruption
                            Event would have been a Valuation
                            Date.

Settlement Terms:

Physical Settlement:        Applicable.

Failure to Deliver:         Applicable.

Adjustments:

Method of Adjustment:       Calculation Agent Adjustment

Extraordinary Events:

Consequence of Merger
Events:

(a)  Share-for-Share:       New Share Option

(b)  Share-for-Other:       Alternative Delivery

(c)  Share-for-Combined:    Alternative Delivery

Nationalization or          Cancellation and Payment
insolvency:

Calculation Agent:          Seller.  Whenever the Calculation
                            Agent is required to act, it will do
                            so in good faith, and its
                            determinations and calculations will
                            be binding in the absence of manifest
                            error.

Account Details:

Account for Payments to     Bank of America NT & S.A., Paris A/C
Seller:                     Nomura Bank International plc. London
                            A/C No. 17693018 in favour of Nomura
                            Option International plc [A/C No.
                            48267]

Account for Payments to     Morgan Guaranty Trust Company of New
Buyer:                      York, Paris A/C Salomon Brothers
                            International Limited A/C
                            41432859/D1090

Credit Support Document:    The guarantee of The Nomura
                            Securities Co., Ltd.

Governing law:              English law


Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Yours faithfully,
For and on behalf of
Nomura Option International plc



By: /s/ Yuji Nakashima               By:  /s/ Karl Rogers
    ---------------------------           ---------------
Name:  Yuji Nakashima                Name:  Karl Rogers
Title:  Director of Administration   Title:  Associate Director


Confirmed as of the date
first above written:
Salomon Brothers International Limited



By:  /s/ Leo Miskelly
     ---------------------------------
Name: Leo Miskelly
Title:  Authorised Signatory